VOTING AGREEMENT AMONG STOCKHOLDERS
                            (New Money Investors)


      This Voting Agreement Among Stockholders (the "Agreement") is entered into as of ________________, 2000, by and between Planet Hollywood International, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and the undersigned parties, hereinafter collectively called "Stockholders," and individually called a "Stockholder."

                                   RECITALS

A. On October 12, 1999, the Company and certain of its affiliates (collectively, the "Debtors") commenced cases under Chapter 11 of Title 11 of the United States Code by filing voluntary petitions in the United States Bankruptcy Court for the District of Delaware, Case No. 99- 03612 (the "Bankruptcy Court").

B. On November 8, 1999, the Debtors filed their Joint Plan of Reorganization and Disclosure Statement with the Bankruptcy Court, which was supported by the Official Committee of Unsecured Creditors for the Debtors.

C. Following a hearing held on December 9, 1999, the Bankruptcy Court approved the disclosure statement as amended and scheduled a hearing on confirmation of the reorganization plan for January 20, 2000.

D. On December 13, 1999 the Debtors filed their First Amended Joint Plan of Reorganization (the "Plan") and First Amended Disclosure Statement (the "Disclosure Statement") with the Bankruptcy Court. Capitalized terms used, but not defined, herein shall have the same meanings as in the Plan.

E. A hearing on the confirmation of the Plan was held on January 20, 2000 and the Plan, as modified by the Confirmation Order, was confirmed by the Bankruptcy Court pursuant to an order entered January 21, 2000 (the "Confirmation Order").

F. The terms of the Plan provide that the Stockholders will invest approximately $30 million in the Company to acquire approximately seven million of the ten million shares of the Company's New Common Stock to be issued upon consummation of the Plan.

G. On the date hereof, the Stockholders have also entered into another voting agreement, separate from this Agreement, providing for the election of certain initial directors of the Company and agreeing to subsequently vote in favor of two individuals nominated by the New Indenture Trustee of the New Secured PIK Notes in certain instances, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference (the "PIK Agreement").

H. The Stockholders desire by this Agreement to make certain additional agreements with respect to how any New Common Stock held by the Stockholders shall be voted on certain matters.

I. The Stockholders have agreed that entering into this Agreement is in the best interest of the Company and will promote harmonious relationships between them with respect to the affairs of the Company.

      In consideration of the foregoing recitals and of the mutual covenants and conditions set forth below, the Stockholders agree as follows:


                                  SECTION ONE
                             ELECTION OF DIRECTORS

      A. Except as otherwise provided in the PIK Agreement, the Stockholders each covenant and agree that on the proposal (whether or not made at a stockholders' meeting) to remove any directors, or to elect directors other than the New Money Directors (as such term is defined in the PIK Agreement), or to fill any vacancy on the Board of Directors or any newly created directorship, they will each vote all their shares of New Common Stock (however acquired) and, if applicable, vote as a director of the Company, or cause their designees to vote as directors, in accordance with the direction of Robert Earl; provided that Robert Earl is serving (i) on the Board of Directors (or has a designee serving on the Board of Directors) or (ii) as an executive officer of the Company.

      B. Notwithstanding the foregoing paragraph A, but subject to the terms of the PIK Agreement, it is expressly acknowledged by the parties that each Stockholder shall at all times have the right to nominate a single candidate for election to the Board of Directors upon sixty (60) days prior written notice to all other Stockholders and Robert Earl, and if such nomination is timely made, the Stockholders agree that they shall vote all their shares of New Common Stock (however acquired) and, if applicable, vote as a director of the Company, or cause their designees to vote as directors, to ensure that such candidate is elected to the Board of Directors; provided, that the Stockholder making such nomination, at the time of such nomination, (i) does not already have a representative or designee sitting on the Board of Directors and (ii) owns at least seven hundred fifty thousand (750,000) shares of the issued and outstanding New Common Stock.

                                  SECTION TWO
                      ELECTION OF CHIEF EXECUTIVE OFFICER

      The Stockholders each covenant and agree that they shall at all times vote all their shares of New Common Stock (however acquired) and, if applicable, vote as a director of the Company, or cause their designees to vote as directors, to ensure that Robert Earl is elected as Chief Executive Officer of the Company, provided, that Robert Earl agrees to accept such election and is serving as

Chief Executive Officer in accordance with any employment or consulting agreement which he may have with the Company.

                                 SECTION THREE
                            VOTING ON OTHER MATTERS

      The Stockholders each covenant and agree that on the proposal (whether or not made at a stockholders' meeting) to amend the Company's Articles of Incorporation or Bylaws, or to remove officers, or to issue shares of the Company's securities, they will each vote all their shares of New Common Stock (however acquired) and, if applicable, vote as a director of the Company, or cause their designees to vote as directors, in accordance with the direction of Robert Earl; provided that Robert Earl is serving (i) on the Board of Directors (or has a designee serving on the Board of Directors) or (ii) as an executive officer of the Company.

                                 SECTION FOUR
                                REPRESENTATION

      Each Stockholder represents to the others that it is, or will be, the sole beneficial owner of all New Common Stock owned of record by it. Each Stockholder further represents to the others that it will not transfer any of its shares of New Common Stock to a related party for the purpose of avoiding the terms of this Agreement.

                                 SECTION FIVE
                             SPECIFIC PERFORMANCE

      The parties acknowledge and agree that it is not possible to measure in money the damages that will accrue to a party hereto, or to a person obligated under or benefitted by this Agreement, by reason of failure to perform any of the obligations under this Agreement. Therefore, if any party or person shall institute any action or proceeding to enforce the provisions hereof, any person, including the Company, against whom such action or proceeding is brought hereby agrees that the terms and provisions of this Agreement shall be specifically enforceable and waives the claim or defense therein that such party or person has or have an adequate remedy at law, and such person shall not urge in any action or proceeding the claim or defense that such remedy at law exists.


                                  SECTION SIX
                      PARTIES BOUND, BENEFIT OF AGREEMENT

      This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement, and their respective heirs, executors, administrators, legal representatives, and assigns.


                                 SECTION SEVEN
                                  TERMINATION

         This Agreement shall terminate upon: (1) the written agreement of Robert Earl (if alive), the Company and all Stockholders; (2) the death of the last surviving Stockholder; or (3) the acquisition by the Company or one shareholder of all of the issued and outstanding shares of New Common Stock, with the result that there is only one shareholder of the Company.


                                 SECTION EIGHT
                         GOVERNING LAW AND ARBITRATION

      This agreement shall be governed by, and interpreted and construed under and in accordance with the laws of Delaware. In the event a dispute arises under this Agreement which cannot be resolved, such dispute shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All such arbitration shall take place at the office of the American Arbitration Association located in Orlando, Florida. The award or decision rendered by the arbitrator(s) (including an allocation of the costs of arbitration) shall be final, binding and conclusive and judgment may be entered upon such award by any court. The arbitration provisions of this Agreement shall not prevent any party from obtaining injunctive relief from a court of competent jurisdiction to enforce the obligations of the other party hereunder for which such party may require provisional relief pending a decision on the merits by the arbitrator(s). The arbitrator(s) shall have authority to award any remedy or relief that a court of the State of Delaware could grant in conformity with applicable law, including the authority to award attorneys' fees or punitive damages. If any party to this Agreement brings an arbitration or action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees and fees of experts, incurred in connection with such action, including any appeal of such action.


                                 SECTION NINE
                                 MODIFICATION

      No modification, rescission, cancellation, amendment, or termination of this Agreement shall be effective unless it is in writing and is signed by all parties to this Agreement.


                                  SECTION TEN
                                 COUNTERPARTS

      This agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute the Agreement.



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                                  Page 4 of 5

      In witness whereof, the parties have executed this Agreement effective as of the day and year first above written.


HOLST TRUST                                     MAGNETIC LIGHT PROFITS
By:   Lauren Investments Holdings Limited, a    LIMITED, a company organized
      British Virgin Islands corporation, as truunder the laws of the British Virgin of the Holst Trust, a British Virgin IslanIslands
      Trust U/A/D 9/10/99
                                                By:____________________________
By:_____________________________________        printed name:___________________
printed name:_____________________________      title:_________________________
title:____________________________________

By:_____________________________________        CLAUDIO GONZALEZ, an
printed name:_____________________________      individual
title:____________________________________
                                                ------------------------------
                                                Claudio Gonzalez


LEISURE VENTURES PTE LTD., a company            PLANET HOLLYWOOD
organized under the laws of Singapore           INTERNATIONAL, INC., a
                                                Delaware corporation

By:_____________________________________        By:____________________________
printed name:_____________________________      printed name:___________________
title:____________________________________      title:__________________________


KINGDOM PLANET HOLLYWOOD LTD., a
company organized under the laws of the Cayman Islands

By:_____________________________________
printed name:_____________________________
title:____________________________________


                                                ACKNOWLEDGED AND AGREED TO BY:

                                                ROBERT EARL, an individual

                                                ------------------------------
                                                Robert Earl

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